Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KeyCorp, as Plan Sponsor for the KeyCorp 401(k) Savings Plan

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-49609 and 333-112225) with respect to the KeyCorp 401(k) Savings Plan (the "Plan") of our audit report dated June 25, 2020 with respect to the Plan's financial statements and supplemental schedule, included in Form 11-K for the Plan as of and for the years ended December 31, 2019 and 2018 and all references to our firm included in or made a part of the Registration Statement.

/s/ Meaden & Moore, Ltd.
Meaden & Moore, Ltd.

Cleveland, Ohio
June 25, 2020